Exhibit 8.1

July 8, 2005

Medco Health Solutions, Inc.,

        100 Parsons Pond Drive,

                Franklin Lakes, New Jersey 07417.

Ladies and Gentlemen:

We have acted as special counsel to Medco Health Solutions, Inc., a corporation organized under the laws of Delaware (“Medco”), in connection with the merger (the “Merger”) of Accredo Health, Incorporated, a corporation organized under the laws of Delaware (“Accredo”) with and into Raptor Merger Sub (“Sub”), a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Medco, pursuant to the Agreement and Plan of Merger, dated as of February 22, 2005, by and among Medco, Accredo and Sub (the “Merger Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

You have asked us to provide this opinion in connection with the Registration Statement on Form S-4 filed by Medco with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the transaction (the “Registration Statement”).

We hereby confirm to you that, in our opinion, the discussion in the section of the Registration Statement captioned “THE MERGER—Material United States Federal Income Tax Consequences,” to the extent it states matters of law or legal conclusions and subject to the qualifications, assumptions and limitations stated in the section of the Registration Statement captioned “THE MERGER—Material United States Federal Income Tax Consequences,” correctly sets forth the material U.S. federal income tax consequences of the described transaction to Accredo stockholders. In giving this opinion, we have relied upon the accuracy and completeness of the other statements contained in the Registration Statement.

Medco Health Solutions, Inc.,

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “THE MERGER—Material United States Federal Income Tax Consequences.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC hereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP